Exhibit 99.3
PRESS RELEASE

Investor Relations:	Media:
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PHILIP MORRIS INTERNATIONAL ANNOUNCES CLOSING OF FERTIN PHARMA ACQUISITION;
ADVANCES PMI’S GOAL OF BECOMING A MAJORITY SMOKE-FREE BUSINESS BY 2025 AND CREATES GROWTH OPPORTUNITIES BEYOND NICOTINE

NEW YORK, September 15, 2021 -- Philip Morris International Inc. (PMI) (NYSE: PM) today announced the closing of its acquisition of Fertin Pharma A/S (“Fertin Pharma”), a leading developer and manufacturer of innovative pharmaceutical and well-being products based on oral and intra-oral delivery systems, for an enterprise value of DKK 5.1 billion (approximately USD 820 million1).
“As we build our pipeline of smoke-free products with the goal of phasing out cigarettes and expand our business for the long-term toward areas outside of tobacco and nicotine, such as selfcare wellness, we welcome the contributions that Fertin Pharma, its management and its employees will bring to PMI,” said Jacek Olczak, Chief Executive Officer. “PMI’s future is centered on health, science, technology and sustainable business practices to deliver innovative products and solutions that aim to improve people’s lives and create a net positive impact on society. The world-class expertise of Fertin aligns perfectly with this vision and will be an important part of our future.”
“We are excited to join PMI and start this new chapter for Fertin Pharma,” said Peter Halling, the company’s Chief Executive Officer. “By becoming part of PMI’s transformation, Fertin will be uniquely positioned to continue to innovate, grow, and serve our customers as a leading CDMO—delivering on our vision to enable people to live healthier lives. Our shared commitment to science and consumer-centric innovations forms a strong basis for a very successful future together.”
The addition of Fertin Pharma’s promising technologies, strong capabilities and skilled workforce—including around 200 R&D professionals—will provide PMI with speed and scale in differentiated and innovative oral delivery products to support its 2025 goals of generating more than 50% of its total net revenues from smoke-free products and at least USD 1 billion in net revenues from products beyond nicotine. With Fertin Pharma’s substantial know-how, PMI plans to accelerate its presence in the fast-growing modern oral category, through a broad range of smoke-free products such as nicotine pouches that can help more adults who would otherwise continue to smoke switch to better alternatives and stop smoking. In addition, Fertin Pharma’s oral delivery platforms—which are complementary to PMI’s inhalation expertise—can be leveraged for the development of scientifically substantiated selfcare wellness products, including over-the-counter solutions and supplements for better living in areas such as sleep, energy, calm, and focus.
1 Based on prevailing exchange rate at transaction close

Fertin Pharma has more than 850 employees and operations in Denmark, Canada, and India. It is a leading contract development and manufacturing organization (CDMO), specializing in the research, development and production of gums, pouches, liquefiable tablets, and other solid oral systems for the delivery of active ingredients, including nicotine, where it is a leading producer of Nicotine Replacement Therapy (NRT) solutions. In 2020, Fertin Pharma generated net revenues of DKK 1.1 billion (approximately USD 160 million2).
Fertin Pharma will operate as a wholly owned subsidiary of PMI. PMI expects the impact of the acquisition on its full-year 2021 adjusted diluted EPS to be immaterial.
Forward-Looking & Cautionary Statements
Statements in this press release that are not strictly historical, including statements regarding the acquisition of Fertin Pharma, future financial and operating results, benefits and synergies of the transaction, future opportunities for the combined businesses and any other statements regarding events or developments that we believe or anticipate will or may occur in the future, may be “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995, and involve a number of risks and uncertainties.
There are a number of important factors that could cause actual events to differ materially from those suggested or indicated by such forward-looking statements and you should not place undue reliance on any such forward-looking statements. These factors include risks and uncertainties related to, among other things: (1) the possibility that the integration of Fertin Pharma and its operations with those of PMI may be more difficult and/or take longer than anticipated, and may not accelerate PMI’s desired entry into additional smoke-free and beyond nicotine platforms as quickly as anticipated; (2) the possibility that Fertin Pharma’s integration into PMI may be more costly than anticipated and may have unanticipated adverse results relating Fertin Pharma or PMI’s existing businesses; (3) the effect of the acquisition on the respective business relationships, operating results and business generally of PMI, Fertin Pharma or the combined company; (4) risks associated with third party contracts containing consent and/or other provisions that may be triggered by the acquisition; (5) negative effects of the consummation of the transaction on the market price of PMI’s common stock; (6) the ability of PMI to retain and hire key personnel of Fertin Pharma; and (7) other factors that may affect future results of the combined company described in the section entitled “Risk Factors” in PMI’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, PMI’s Form 10-Q for the quarter ended June 30, 2021, and other filings of PMI with the Securities and Exchange Commission. The forward-looking statements made herein speak only as of the date hereof and PMI does not assume any obligation to update or revise any forward-looking statements, whether as a result of new information, future events and developments or otherwise, except as required by law.
Philip Morris International: Delivering a Smoke-Free Future
Philip Morris International (PMI) is leading a transformation in the tobacco industry to create a smoke-free future and ultimately replace cigarettes with smoke-free products to the benefit of adults who would otherwise continue to smoke, society, the company, its shareholders and its other stakeholders. PMI is a leading international tobacco company engaged in the manufacture and sale of cigarettes, as well as smoke-free products, associated electronic devices and accessories, and other nicotine-containing products in markets outside the U.S. In addition, PMI ships versions of its IQOS Platform 1 device and consumables to Altria Group, Inc. for sale under license in the U.S., where these products have received marketing authorizations from the U.S. Food and Drug Administration (FDA) under the premarket tobacco product application (PMTA) pathway; the FDA has also authorized the marketing of a version of

2 Based on average 2020 exchange rate

IQOS and its consumables as a Modified Risk Tobacco Product (MRTP), finding that an exposure modification order for these products is appropriate to promote the public health. PMI is building a future on a new category of smoke-free products that, while not risk-free, are a much better choice than continuing to smoke. Through multidisciplinary capabilities in product development, state-of-the-art facilities and scientific substantiation, PMI aims to ensure that its smoke-free products meet adult consumer preferences and rigorous regulatory requirements. PMI's smoke-free product portfolio includes heat-not-burn and nicotine-containing vapor products. As of June 30, 2021, PMI's smoke-free products are available for sale in 67 markets in key cities or nationwide, and PMI estimates that approximately 14.7 million adults around the world have already switched to IQOS and stopped smoking. For more information, please visit www.pmi.com and www.pmiscience.com.